Exhibit 99.1

Beach Community Bank

2018 Stock Option Plan

SECTION 1.       BACKGROUND AND PURPOSE

The name of this Plan is the Beach Community Bank 2018 Stock Option Plan. The purpose of this Plan is to promote the interests of the Bank through grants to Employees and Directors of Options to purchase Stock, in order to continue (1) to attract and retain Employees and Directors, and (2) to provide an additional incentive to Option recipients to work to increase the value of Stock.

SECTION 2.       DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1       Bank - means Beach Community Bank, a Florida banking corporation, and any successor to such corporation.

2.2.       Board - means the Board of Directors of the Bank.

2.3.       Change in Control – shall be deemed to have occurred if (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the outstanding shares of Stock (excluding any transaction which results in the formation by the Bank of a bank holding company owned substantially by all of the former shareholders of the Bank); or (ii) the Bank closes any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.3 (ii) (A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Stock immediately before the consummation of such transaction.

2.4.       Code - means the Internal Revenue Code of 1986, as amended.

2.5.       Common Stock - means the common stock, par value $5.00 per share, of the Bank.

2.6.       Director - means a member of the Board.

2.7.       Employee - means a full or part time employee of the Bank.

2.8.       Exchange Act – means the Securities Exchange Act of 1934, as amended.

2.9.       Fair Market Value - means (i) if the Stock is actively traded on an established market on the date of grant, the fair market of the Stock on the date of grant as determined by the Board by any reasonable method using market quotations; and (ii) if the Stock is not actively traded on an established market on the date of grant, then the fair market value of the Stock on the date of grant as determined by the Board using any reasonable method.

2.10.       ISO - means an Option granted under Section 7 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Section 422 of the Code.

2.11.       NQO - means an Option granted under Section 7 of this Plan to purchase Stock which is not an ISO and is evidenced by an Option Agreement.

2.12.       Option - means an ISO or a NQO.

2.13.       Optionee - means the recipient of an Option under this Plan.

2.14.       Option Agreement - means the written agreement or instrument which sets forth the terms of an Option granted to an Employee or Director under this Plan.

2.15.       Option Price - means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.16.        Plan - means this Beach Community Bank 2018 Stock Option Plan, as amended from time to time.

2.17.       Service – means that the tenure of an individual’s employment with the Bank or service as a director of the Bank.

2.18.       Stock - means the Common Stock of the Bank.

SECTION 3.       SHARES RESERVED UNDER PLAN

3.1.       Shares. Subject to adjustment pursuant to Section 10, there shall be reserved for issuance under this Plan an amount of shares of Stock equal to 1,993,660 shares of Stock. Subject to adjustment pursuant to Section 10, the maximum aggregate number of shares of Stock which may be issued under this Plan pursuant to ISOs shall be 1,389,520. Subject to adjustment pursuant to Section 10, as to the shares of Stock subject to this Plan, no more than 604,140 of such shares may be issued to non-employee Directors.

3.2.       Source of Shares. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Bank deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Bank. The Options that are cancelled or terminated without exercise shall be available for issuance under this Plan to the extent of the shares of Stock, if any, represented by such cancelled or terminated Option.

SECTION 4.       EFFECTIVE DATE

This Plan shall be effective on the later of (i) the date the shareholders of the Bank approve this Plan, and (ii) the date of the approval of this Plan by the Florida Office of Financial Regulation.

SECTION 5.       BOARD

This Plan shall be administered by the Board. Subject to the provisions of this Plan (including Sections 10, 11, and 12), the Board shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to (i) make factual determinations relating to Plan grants, (ii) determine, consistent with the provisions of this Plan, which of the Employees and Directors will granted Options to purchase any shares of Stock which may be issued hereunder, the times at which Options shall be granted, and the number of shares of Stock covered by each Option, (iii) determine whether the Options granted pursuant to this Plan shall be ISOs or NQOs; (iv) determine the terms and provisions of each respective Option Agreement, which need not be identical, and (v) take such other action in the administration and operation of this Plan as the Board deems equitable under the circumstances. Such actions of the Board shall be binding on the Bank, on each affected Employee or Director, and on each other person directly or indirectly affected by such action. The Board may delegate such powers and duties, whether ministerial or discretionary, as the Board may deem appropriate, including, but not limited to, authorizing the Board’s delegate to execute agreements evidencing the grant of Options or other documents on the Board’s behalf.

SECTION 6.       ELIGIBILITY

Employees and Directors shall be eligible for the grant of Options under this Plan. However, only Employees shall be eligible for grants of ISOs.

SECTION 7.       OPTIONS

7.1.       Options. The Board acting in its absolute discretion shall have the right to grant Options to Employees and Directors under this Plan from time to time to purchase shares of Stock, and Options may be granted for any reason the Board deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO, and shall set forth such other terms and conditions of such grant as the Board acting in its absolute discretion deems consistent with the terms of this Plan.

7.2.       $100,000 and Other Limits. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and incentive stock options granted to such Employee under any other stock option plan adopted by the Bank, which first become exercisable in any calendar year (which begins on or after January 1, 2018) shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Board on the date the ISO or other incentive stock option is granted, and the Board shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code. Notwithstanding the foregoing, the $100,000 limit in this Section 7.2 shall be adjusted to the extent such amount is amended under Section 422(d) of the Code.

7.3.       Option Price. The Option Price for each share of Stock subject to an Option shall be the greater of the Fair Market Value of a share of Stock on the date the Option is granted or the par value of the Stock. Notwithstanding the foregoing, in the case of any Optionee who, at the date of grant, owns as defined in Code Section 424(d), shares possessing more than 10% of the total combined voting power of all classes of capital stock of the Bank, the Option Price of any ISO shall not be less than 110% of the Fair Market Value per share of Stock on the date such ISO is granted and such ISO shall not be exercisable more than five years from the date such ISO is granted. The Option Price shall be payable in cash and in full upon the exercise of any Option.

7.4.       Method of Exercise.

(a)       Notice and Payment. An Option shall be exercised by delivering to the Bank’s President and Chief Executive Officer or his delegate during the period in which such Option is exercisable, (1) written notice of exercise in, a form acceptable to the Board indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Option Price for such specific number of shares. The payment of the Option Price shall be in cash, electronic funds transfer or a check acceptable to the Board. In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Bank in cash the full amount of all federal, state, and local withholding or other employment taxes, if any, applicable to the taxable income of the Optionee resulting from such exercise, and any sales, transfer, or similar taxes imposed with respect to the issuance or transfer of shares of Stock in connection with such exercise.

(b)       Restrictions. The Board may from time to time provide for restrictions on the exercise of Options to the extent necessary to comply with applicable laws.

7.5.       Nontransferability. Except to the extent the Board deems permissible under Section 422(b) of the Code, an Option granted under this Plan shall not be transferable by an Employee or Director, other than by will or by the laws of descent and distribution. Any such Option grant under this Plan shall be exercisable only by an Employee or Director, as the case may be, provided that in the event an Employee or Director is incapacitated and unable to exercise such Employee’s or Director’s Option, such Employee’s or Director’s legal guardian or legal representative whom the Board (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Board (or its delegate) may exercise such Employee’s or Director’s Option, in accordance with the provisions of the Plan and the applicable Option Agreement. The person or persons to whom an Option is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Employee or Director under this Plan.

SECTION 8.       OPTION EXERCISE RIGHTS

8.1.       Option Exercise. Options may be exercised in whole or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof. Unless otherwise determined by the Board, each Option shall become exercisable in the following manner:

(a)       Commencing with the first anniversary after the date of grant of such Options, twenty-five percent (25%) of the Options shall be exercisable;

(b)       Commencing with the second anniversary after the date of grant of such Option, fifty percent (50%) of the Option shall be exercisable;

(c)       Commencing with the third anniversary after the date of grant of such Option, seventy-five percent (75%) of the Option shall be exercisable; and

(d)       Commencing with the fourth anniversary after the date of grant of such Option, such Option shall be exercisable as to all shares covered by such Option.

Notwithstanding any other provision in this Plan, no option granted under the Plan may be exercised more than ten (10) years after the date on which it is granted.

8.2.       Effect of Death, Disability, Retirement, or Other Termination of Service. Unless otherwise determined by the Board or as set forth in an employment agreement entered into by and between the Bank and the Optionee, the following provisions shall apply to each Option granted under this Plan:

(a)       If an Optionee’s Service with the Bank shall be terminated for any reason other than the retirement after age sixty-five (65) or the disability (as defined in Section 8.2(c) hereof) or death of the Optionee, then no Options held by such Optionee, which are unexercised in whole or in part, may be exercised on or after such termination of Service.

(b)       If an Optionee’s Service with the Bank shall be terminated by reason of retirement after age sixty-five (65) or the death or disability (as defined in Section 8.2(c) hereof) of the Optionee, then the Optionee or personal representative or administrator of the estate of the Optionee or the successor Trustee of the Optionee’s Trust containing dispositive provisions or the person or persons to whom an Option granted hereunder shall have been validly transferred by the personal representative or administrator pursuant to the Optionee’s will or the laws of descent and distribution, as the case may be, shall have the right to exercise the Optionee’s Options for the full amount of all shares subject to such Option (including as to shares not then vested at the time of such termination) for a period of one (1) year following termination of Service due to death, disability or retirement after age sixty-five (65); provided, however, that no Option shall be eligible for treatment as an ISO in the event that such Option is exercised more than three (3) months following termination of Service due to retirement after age sixty-five (65) or one (1) year following termination of Service due to disability and, provided further, in order to obtain ISO treatment for Options exercised by heirs or devisees of an Optionee, the Optionee’s death must have occurred while employed or within three (3) months of termination of Service.

(c)       For purposes of this Section 8.2, the terms “disability” and “disabled” shall mean permanent and total disability as determined by the Board pursuant to Code Section 22(e)(3).

(d)       No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Bank unless the Bank shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Bank may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

SECTION 9.       LIFE OF PLAN

No Option shall be granted under this Plan on or after the earlier of

(1)       the tenth anniversary of the effective date of this Plan, in which event this Plan otherwise thereafter, shall continue in effect until all outstanding Options have been exercised in full or no longer are exercisable, or

(2)       the date on which all of the Stock reserved under Section 3 of this Plan has as a result of the exercise of all Options been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

SECTION 10.      ADJUSTMENT

10.1.       Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 3.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options granted under this Plan and the Option Price of such Options shall be adjusted by the Board in an equitable manner if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Bank by reason of any reclassification, stock split up, combination of shares, stock dividend, or similar corporate transaction.

10.2.       Special Transactions. The Board as part of any corporate transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan. Furthermore, the Board as part of any corporate transaction described in Code Section 424(a) shall have the right to adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares subject to Option grants previously made under this Plan and the related Option Price for each such Option, and, further, shall have the right (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) to make Option grants to effect the assumption of, or the substitution for option right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such option rights grants. If the Bank will not remain in existence or in the event of a Change in Control, the Board may (i) declare that all Options shall terminate within a certain period after the Board gives written notice to all Optionees of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), (ii) notify all Optionees that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Board to the securities of the successor corporation to which holders of the number of shares subject to such Options would have been entitled, (iii) notify all Optionees that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Board to cash of the Bank or of the successor corporation based upon the difference between the fair market value of the share of Stock as determined by the Board, less the Option Price, or (iv) some combination of (i) through (iii). All determinations by the Board as to the terms of the foregoing adjustments in this Section shall be conclusive and binding.

10.3.       Fractional Shares. If any adjustment under this Section 10 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 10 by the Board shall be conclusive and binding on all affected persons.

10.4.       Change of Control. Upon any Change in Control, all of the shares subject to such Options (including as to shares not then vested) shall become exercisable, subject to the provisions of Section 10.2 of this Plan.

10.5       Formation of Bank Holding Company. Notwithstanding any other provision of this Plan, if at any time the Bank shall form a bank holding company for the Bank, then: (i) any Options outstanding hereunder shall become Options exercisable for Stock of such holding company instead of options for the exercise of Stock, (ii) the administration of the Plan shall be administered by the Board of Directors of such holding company (or a committee designated by it), (iii) any reference to the Bank in this Plan (in the context of the issuer of Stock or Options) shall mean, in lieu thereof, such holding company, and (iv) the Option and the Option Price shall be proportionately and appropriately adjusted by the Board without any change in the aggregate price to be paid therefor upon exercise of the Option as the Board shall determine taking into account the stock exchange ratio in such holding company formation. In furtherance of the foregoing and as a condition to the continued validity of any Option granted under the Plan, the Optionee and the holding company shall modify any agreement entered into by the Bank and the Optionee to reflect the foregoing.

SECTION 11.     AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment with regard to ISOs shall be inconsistent with Code Sections 409A or 422 and no such amendment shall be made absent the approval of the shareholders of the Bank to the extent such approval is required under applicable law, or Code Sections 409A or 422. The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time. The Board or the Board shall have the right to modify, amend or cancel (retroactively or prospectively) any Option granted before such suspension or termination if (i) the Option holder consents in writing to such modification, amendment or cancellation (except that in no case can Options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award) or (ii) there is a dissolution or liquidation of the Bank or a transaction described in Section 10 of this Plan. Suspension or termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it with respect to Options granted under this Plan prior to the date of such suspension or termination.

SECTION 12.     MISCELLANEOUS

12.1.       Shareholder Rights. No Option holder shall have any rights as a shareholder of the Bank as a result of the grant of an Option under this Plan or his or her exercise of such Option pending the actual delivery of the Stock subject to such Option to such Option holder.

12.2.       No Contract of Employment or Director Status. The grant of an Option to an Option holder under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or Director and shall not confer on an Option holder any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option.

12.3.       Share Retention Guidelines. Shares of Stock acquired by an Employee under this Plan upon the exercise of an Option may be subject to share retention guidelines established by the Bank.

12.4.       Withholding. The exercise of any Option granted under this Plan shall constitute an Option holder’s full and complete consent to whatever action the Board deems necessary to satisfy the minimum federal and state tax withholding requirements, if any, which the Board acting in its discretion deems applicable to such exercise.

12.5       Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to any Optionee. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Bank without the consent of the Optionee).

12.6       Construction.

(a)       Governing Law. This Plan shall be construed under the laws of the State of Florida (excluding its choice-of-law rules) to the extent not superseded by federal law.

(b)       Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Any provision of this Plan inconsistent with Code Section 422 shall not apply to an ISO.

(c)        Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, the terms of the Plan shall prevail.

Executed this 23rd day of August, 2018.

Beach Community Bank

By:	/s/ Charles N. Reeves
Name:	Charles N. Reeves
As Its:	President & CEO